Exhibit 10.24

FOURTH AMENDMENT TO OFFICE LEASE

This Fourth Amendment to Office Lease (this “Fourth Amendment”) is made and entered into by and between TRPF 539 BRYANT STREET LP, a Delaware limited partnership (“Landlord”), as successor-in-interest to SF Office 2, LLC (“Original Landlord”), and LIFE360, INC., a Delaware corporation (“Tenant”), and shall be effective as of the date that Landlord executes this Fourth Amendment (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Office Lease dated as of October     , 2013, originally entered into by and between Original Landlord and Tenant (the “Original Lease”), as amended by (i) that certain Amendment to Lease dated as of November 25, 2013 (the “First Amendment”), (ii) that certain Second Amendment to Office Lease dated as of November 24, 2014 (the “Second Amendment”), and (iii) that certain Third Amendment to Office Lease dated as of January 13, 2015 (the “Third Amendment”) (the Original Lease, as so amended, hereinafter referred to as the “Lease”), pursuant to which Tenant leases from Landlord certain premises containing approximately 11,364 rentable square feet of space designated as Suites 400 and 402 (the “Existing Premises”) on the fourth (4th) floor of the office building located at 539 Bryant Street, San Francisco, California 94107 (the “Building”); and

WHEREAS, Landlord has succeeded to all the right, title and interest of Original Landlord in and to the Lease; and

WHEREAS, the Lease Term is currently scheduled to expire on December 31, 2017 (the “Current Expiration Date”); and

WHEREAS, Landlord and Tenant desire to amend the terms of the Lease to extend the Lease Term, expand the Premises and modify certain other terms and provisions of the Lease, all as more particularly provided herein below;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1.

Definitions/Remeasurement. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Fourth Amendment. Tenant hereby acknowledges and agrees that the Existing Premises and the Building have both been remeasured. Accordingly effective as of the Extension Commencement Date, the Existing Premises shall be deemed to contain a total of 12,894 square feet of rentable area and the Building shall be deemed to contain a total of 57,482 rentable square feet. Such remeasurements shall not have any affect prior to the Extension Commencement Date.

2.

Expansion of Premises. Effective on and as of the date upon which Landlord delivers possession of the below-defined Premises broom-swept, vacant and with hall Building systems in good working condition, but no earlier than January 1, 2018 (the “Expansion Commencement Date”), the Existing Premises shall be expanded to include that certain

4,098 rentable square feet of space as further depicted on Exhibit A attached hereto (the “Expansion Premises”), for a term that is coterminous with the Lease Term, as extended pursuant to Paragraph 3 below. As of the Expansion Commencement Date, the Existing Premises and the Expansion Premises shall collectively hereinafter be known as the “Premises” and shall contain a total of 16,992 rentable square feet (i.e., since the new measurement for the Existing Premises shall be utilized as noted in Paragraph 1 above) made up of the entirety of the fourth (4th) floor of the office building. Landlord shall use commercially reasonable efforts to deliver the Expansion Premises to Tenant as of the Expansion Commencement Date; provided, however, Tenant acknowledges that an existing tenant currently occupies the Expansion Premises pursuant to a lease agreement with Landlord that is currently scheduled to expire on March 18, 2018 and that Landlord shall not be liable to Tenant nor shall this Fourth Amendment be void or voidable in the event that the existing tenant remains in the Expansion Premises following the Expansion Commencement Date. In such case the Expansion Premises shall be delivered following the date that such existing tenant surrenders possession of the Expansion Premises to Landlord in accordance with the terms and conditions of its lease or such earlier date as such existing tenant’s leasehold with respect to the Expansion Premises has been terminated and Landlord has recaptured possession of the Expansion Premises. In the event the Expansion Premises are not delivered to Tenant until after January 1, 2018, then in no event shall Tenant be liable for Base Rent or Additional Rent attributable to the Expansion Premises between January 1, 2018 and such date as the Expansion Premises are actually delivered to Tenant. Notwithstanding anything to the contrary contained herein, if the Expansion Premises is not delivered to Tenant by April 1, 2018, Tenant shall have the option, but not the obligation, to terminate the Lease by delivering written notice (the “Termination Notice”) to Landlord after April 1, 2018 but prior to the date that Landlord actually delivers the Expansion Premises to Tenant, in which case the Lease shall terminate effective as of the date that is thirty (30) days following Landlord’s receipt of the Termination Notice (such date being the “Early Termination Date”) unless Landlord delivers possession of the Expansion Premises to Tenant within such thirty (30) day period. In the event Tenant timely delivers the Termination Notice and Landlord does not deliver the Expansion Premises to Tenant by the Early Termination Date, then Tenant shall surrender the Existing Premises to Landlord no later than the Early Termination Date and the parties shall be released from any liability arising under the Lease following the Early Termination Date other than those obligations that survive the expiration or earlier termination of the Lease.

3.

Extension of Lease Term. Subject to Tenant’s ability to terminate the Lease in accordance with Paragraph 2 above due to failure to timely deliver the Expansion Premises, Landlord and Tenant hereby agree to extend the Lease Term for a period of sixty (60) months, commencing on January 1, 2018 (the “Extension Commencement Date”) and continuing through and expiring on December 31, 2022 (such period, the “Extension Term”), upon and subject to all of the existing terms of the Lease, as amended by this Fourth Amendment.

4.

Base Rent. Tenant shall continue to pay Base Rent in accordance with the existing terms and provisions of the Lease applicable thereto through the Current Expiration Date. Commencing on the Extension Commencement Date and continuing thereafter through the remainder of the Extension Term, the Base Rent payable by Tenant under the Lease shall be as follows:

Period	Rate/Rsf/Annum		Monthly Installments
01/01/2018 – 12/31/2018	$73.00		$103,368.00	*
01/01/2019 – 12/31/2019	$75.19		$106,469.04
01/01/2020 – 12/31/2020	$77.45	(approx.)	$109,663.11
01/01/2021 – 12/31/2021	$79.77	(approx.)	$112,953.00
01/01/2022 – 12/31/2022	$82.16	(approx.)	$116,341.59

*

In the event the Expansion Premises are not delivered to Tenant as of January 1, 2018, then the monthly installments of Base Rent payable by Tenant for time period from January 1, 2018 until the day that the Expansion Premises are delivered to Tenant shall be equal to $78,438.50 (which is equal to $73.00 per rentable square foot in the Existing Premises based on the new measurement). In such case, from and after the date that the Expansion Premises are delivered to Tenant the Base Rent schedule set forth above shall then be applicable.

5.	Tenant’s Share of Direct Expenses; Base Year.

(a)

Existing Premises. Tenant shall continue to pay Tenant’s Share of Direct Expenses with respect to the Existing Premises through the expiration of the Extension Term in accordance with the terms and conditions of the Lease; provided, however, as of the Extension Commencement Date, Tenant’s Share with respect to the Existing Premises shall take into account the new measurements for the Existing Premises and the Building and as a result such Tenant’s Share shall be 22.43% (12,894 rsf / 57,482 rsf). For the avoidance of doubt, the Base Year for the Existing Premises shall remain as the calendar year 2014 throughout the Extension Term for purposes of determining Tenant’s Share of Direct Expenses for the Existing Premises.

(b)

Expansion Premises. Commencing on the later to occur of the Expansion Commencement Date or such later date as the Expansion Premises are actually delivered to Tenant and continuing thereafter through the remainder of the Extension Term, Tenant shall also pay Tenant’s Share of Direct Expenses allocable to the Expansion Premises and for purposes of calculating such amounts: (i) the Base Year attributable to the Expansion Premises shall be the calendar year 2018 and (ii) Tenant’s Share with respect to the Expansion Premises shall be 7.13% (4,098 rsf / 57,482 rsf).

6.

Utilities/Janitorial/Refuse Reimbursement. Tenant shall continue to be responsible for all costs relating to Tenant’s utilities and janitorial services required in connection with the Common Areas of the Building and the entire Premises (i.e., being the Existing Premises and, from and after the date that the Expansion Premises are delivered, the Expansion Premises) pursuant to Section 4.3.3 of the Original Lease. Notwithstanding anything in the Lease (as herein amended) to the contrary, the Utilities/Janitorial/Refuse Reimbursement amount payable by Tenant in connection with Landlord’s estimate of Tenant’s obligation to reimburse utilities, Common Area janitorial and refuse shall equal

$4.72 per rentable square foot of the Premises per year, or such other reasonable estimate as Landlord shall designate from time to time (but not more than twice in any calendar year).

7.

Condition of the Premises. Notwithstanding anything herein or in the Lease to the contrary, Tenant is currently in possession of, and Landlord leases to Tenant, the Existing Premises in its “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation to make any improvements or refurbishments thereto throughout the Lease Term, as herein extended and Tenant shall lease the Expansion Premises from Landlord and Tenant shall accept such Expansion Premises from Landlord vacant and broom-clean, and otherwise in its “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation to make any improvements or refurbishments thereto throughout the Lease Term; provided, however, Landlord agrees to provide to Tenant an allowance of up to $169,920.00 (which is equal to $10.00 per rentable square foot in the Existing Premises and Expansion Premises) (the “Landlord’s Construction Allowance”) to be used in connection with the improvements to be constructed to the Premises in accordance with the work letter attached hereto as Exhibit B and incorporated herein for all purposes. Other than as expressly set forth herein, Tenant acknowledges and agrees that any and all improvements or allowances required to be performed or provided by Landlord in the Lease, if any, have been performed and/or satisfied.

8.	Transfer Premium. Section 14.3 of the Original Lease is hereby deleted in its entirety and of no further force or effect.

9.

Security Deposit. Landlord and Tenant hereby agree that the Security Deposit (as set forth in Section 8 of the Summary of Basic Lease Provisions and Section 21.2 of the Original Lease, as amended by Paragraph 11 of the Second Amendment) is hereby amended and increased to be $172,980.50. Tenant has heretofore delivered to Landlord the sum of $113,640.00 (the “Existing Security Deposit”), and Tenant shall, concurrently with the execution of this Fourth Amendment, deliver to Landlord an additional amount of $59,340.50 (the “Additional Security Deposit”), which Additional Security Deposit shall be added to the Existing Security Deposit for a total of $172,980.50, in the aggregate, of Security Deposit under the Lease.

10.

No Preferential Rights. Notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant stipulate and agree that Tenant has no preferential rights or options under the Lease, as herein amended, such as any rights of renewal, expansion, reduction, refusal, offer, purchase, termination, relocation or any other such preferential rights or options, such rights originally set forth in the Lease, including, without limitation, Section 10 of the Second Amendment and Section 2.3 of the Original Lease, being hereby null and void in their entirety and of no further force or effect.

11.

CASp and Accessibility Disclosure. As of the date of this Fourth Amendment, neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (CASp). A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law.

Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy Tenant, if requested by Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. Except as otherwise expressly agreed upon in writing by Landlord, Landlord has no obligation for the payment of the CASp fee or the cost of making repairs pursuant thereto, nor shall Landlord have any liability to Tenant arising out of or related to the fact that neither the Premises nor the Building has been inspected by a CASp, and Tenant waives all such liability and acknowledges that Tenant shall have no recourse against Landlord or the Building as a result of or in connection therewith.

12.

Energy Disclosure. Tenant shall reasonably cooperate with Landlord in furnishing any information that may be required in connection with Landlord’s obligations to furnish energy disclosures as may be required under applicable law, including, without limitation, providing any information that may be required in order to enroll in the US Environmental Protection Agency’s Energy Star Portfolio Manager.

13.

Cannabis. Tenant agrees that the Premises shall not be used for the use, growing, producing, processing, storing (short or long term), distributing, transporting, or selling of cannabis, cannabis derivatives, or any cannabis containing substances (“Cannabis”), or any office uses related to the same, nor shall Tenant permit, allow or suffer, any of Tenant’s officers, employees, agents, servants, licensees, subtenants, concessionaires, contractors and invitees to bring onto the Premises, any Cannabis. Without limiting the foregoing, the prohibitions in this paragraph shall apply to all Cannabis, whether such Cannabis is legal for any purpose whatsoever under state or federal law or both. Notwithstanding anything to the contrary, any failure by Tenant to comply with each of the terms, covenants, conditions and provisions of this paragraph shall automatically and without the requirement of any notice be a default that is not subject to cure, and Tenant agrees that upon the occurrence of any such Default, Landlord may elect, in its sole discretion, to exercise all of its rights and remedies under this Lease, at law or in equity with respect to such default.

14.

Broker. Tenant warrants that it has had no dealings with any broker or agent other than Colliers International, representing Landlord, and HelloOffice, Inc., representing Tenant (collectively, the “Broker”) in connection with the negotiation or execution of this Fourth Amendment, and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed by any broker or agent who claims to have had such dealings with Tenant, other than the Broker, with respect to this Fourth Amendment.

15.

Landlord’s Address for Notices and Rent. Landlord’s address for all notices to be delivered to Landlord under the Lease is hereby amended to be as follows (or such other address as Landlord may designate in writing):

Property Management Office:

TRPF 539 Bryant Street LP

c/o CBRE

475 Brannan Street, Suite 124

San Francisco, California 94107

Attn: Senior Real Estate Manager

With a copy to:

TH Real Estate

560 Mission Street, 10th Floor

San Francisco, CA 94105

Attn: Asset Management

All payments of Rent due under the Lease shall be sent to Landlord at the Property Management Office set forth above, or such address designated by Landlord in writing.

16.

Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Fourth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fourth Amendment shall supersede and control.

17.

Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Fourth Amendment, the parties may execute and exchange electronic transmission (e-mail) or facsimile counterparts of the signature pages and such e-mail or facsimile counterparts shall serve as originals.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Office Lease as of the dates set forth below, to be effective for all purposes, however, as of the Effective Date.

LANDLORD:

TRPF 539 BRYANT STREET LP, a Delaware limited partnership

By:	TIAA-CREF Real Property Fund GP LLC, a Delaware limited liability company, its General Partner

By:	TIAA-CREF Alternatives Advisors, LLC, a Delaware limited liability company, as Manager

By:	/s/ Nicholas DiLeone

Name:	Nicholas DiLeone

Title:	Senior Director

Date:	8/7/2017

TENANT:

LIFE360, INC., a Delaware corporation

By:	/s/ Alex Haro

Name:	Alex Haro

Title:	President

Date:	8/3/17